                                                                    EXHIBIT 2(a)


                               TABLE OF CONTENTS

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1.       PLAN OF REORGANIZATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

2.       EXCHANGE OF SHARES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

3.       DELIVERY OF SHARES AND POWERS OF ATTORNEY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

4.       REPRESENTATIONS AND WARRANTIES OF THE ACQUIREE AND THE STOCKHOLDER.  . . . . . . . . . . . . . . . . . . . .   3
         4.1     Organization of Acquiree and Stockholder . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         4.2     Binding Plan of Reorganization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         4.3     Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         4.4     Capitalization of the Acquiree . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         4.5     Business of Acquiree; Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                 4.5.1  Business of Acquiree  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                 4.5.2  Acquiree Newly Formed . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                 4.5.3  Financial Statements of Acquiree  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         4.6     Securities Exchange Act of 1934 Reports; Registration Statement  . . . . . . . . . . . . . . . . . .   5
         4.7     Exclusive License Rights.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         4.8     Assignment of Proprietary Technologies and Products  . . . . . . . . . . . . . . . . . . . . . . . .   6
         4.9     Proprietary Technologies and Products. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         4.10    Binding Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         4.11    Obligations; Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         4.12    Adverse Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         4.13    Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         4.14    Management Biographies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         4.15    Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

5.       REPRESENTATIONS OF ACQUIROR  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         5.1     Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         5.2     Binding Plan of Reorganization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         5.3     Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         5.4     Shares to be Issued  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         5.5     Capitalization of the Acquiror   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         5.6     Securities Exchange Act of 1934 Reports; Financial Statements; Other Financial Information   . . . .  10
         5.7     Obligations; Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         5.8     Adverse Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         5.9     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         5.10    Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

6.       CLOSING DATE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

7.       COVENANTS OF THE PARTIES TO THIS AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

         7.1     Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         7.2     Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         7.3     Nondisclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         7.4     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         7.5     Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         7.6     All Reasonable Efforts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         7.7     Notification of Certain Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         7.8     Registration Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         7.9     Investor Representation Letter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         7.10     Delivery of Schedules . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         7.11     Officer's Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         7.12     Resignations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         7.13     Interim Operations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         7.14     Shares to be Issued to the Stockholder  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

8.       CONDITIONS PRECEDENT TO THE OBLIGATIONS OF ACQUIREE AND THE STOCKHOLDER  . . . . . . . . . . . . . . . . . .  17

9.       CONDITIONS PRECEDENT TO THE OBLIGATIONS OF ACQUIROR  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

10.      CONDITIONS SUBSEQUENT TO CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

11.      REMEDIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

12.      NATURE AND SURVIVAL OF REPRESENTATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

13.      DOCUMENTS AT CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

14.      TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

15.      MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         15.1  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         15.2  Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         15.3  Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         15.4  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         15.5  Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         15.6  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         15.7  Facsimile Signature  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         15.8  Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         15.9  Binding Effect and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         15.10  Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         15.11  Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         15.12  Arbitration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28


                      AGREEMENT AND PLAN OF REORGANIZATION

                                    BETWEEN

                          VIRAGEN (SCOTLAND) LIMITED,

                            SECTOR ASSOCIATES, LTD.

                                      AND

                                 VIRAGEN, INC.

                      AGREEMENT AND PLAN OF REORGANIZATION

         This AGREEMENT AND PLAN OF REORGANIZATION dated as of September __, 1995, by and among SECTOR ASSOCIATES, LTD. a Delaware corporation, (hereinafter "Acquiror"), VIRAGEN (SCOTLAND) LIMITED, a Scottish private limited company (hereinafter "Acquiree") and VIRAGEN, INC., a Delaware corporation (the "Stockholder").

                              W I T N E S S E T H:

         WHEREAS, Acquiror is a Delaware corporation that has a class of securities registered with the Securities and Exchange Commission pursuant to
Section 12(g) of the Securities Exchange Act of 1934;

         WHEREAS, Stockholder is a Delaware corporation that has a class of securities registered with the Securities and Exchange Commission pursuant to
Section 12(g) of the Securities Exchange Act of 1934;

         WHEREAS, Acquiree is a newly formed wholly-owned subsidiary of Stockholder;

         WHEREAS, Stockholder and certain affiliates thereof, have since inception been engaged in the research, development and manufacture of certain proprietary products and technologies that relate to the therapeutic application of human leukocyte interferon to various diseases that affect the human immune system (the "Proprietary Technologies and Products");

         WHEREAS, through a license granted by an affiliate of the Stockholder, Acquiree has secured certain rights to the Proprietary Technologies and Products and based upon such rights has entered into an agreement with an agency on behalf of the Scottish National Blood Transfusion Service ("SNBTS"), pursuant to which the SNBTS has agreed to, among other things, continue the development and manufacturing of certain of the Stockholder's Proprietary Technologies and Products on behalf of Acquiree, under and subject to the terms of a License and Manufacturing Agreement, attached hereto and made a part hereof as Exhibit "A" (the "License and Manufacturing Agreement");

         WHEREAS, for good and valid consideration, the receipt and sufficiency of which is hereby acknowledged, Stockholder, Acquiree and Acquiror seek to engage in a Plan of Reorganization whereby Acquiror, pursuant to the terms hereof, shall acquire all of the issued and outstanding common stock of Acquiree owned by the Stockholder, thus making Acquiree a wholly-owned subsidiary of Acquiror; and

         WHEREAS, in pursuance of such Plan of Reorganization, the Stockholder has agreed and will, pursuant to the terms hereof, agree to exchange its shares of Acquiree's common stock for shares of Acquiror's common stock as more particularly described hereafter.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, intending to be legally bound hereby, the parties hereto do covenant and agree as follows:

         1.      PLAN OF REORGANIZATION.

                 The Stockholder is the owner of one hundred percent (100%) of the issued and outstanding common stock of Acquiree. It is the intention of the parties hereto that the shares of common stock of Acquiree (the "Acquiree Shares") shall be acquired by Acquiror in exchange solely for Acquiror voting preferred stock subject to the terms and conditions herein stated in this Plan of Reorganization.

         2.      EXCHANGE OF SHARES.

                 2.1 Under and subject to the terms of this Plan of Reorganization, upon the "Closing Date" (as hereinafter defined), the Acquiror shall issue an aggregate of 2,000,000 shares of its newly designated Class B Convertible Preferred Stock to the Stockholder (the "Acquiror Shares") in exchange for one hundred percent (100%) of the common stock of Acquiree held by the Stockholder (the "Acquiree Shares"). The terms and conditions of the Class B Convertible Preferred Stock are set forth upon Exhibit F, attached hereto and made a part hereof.

                 2.2 The Acquiror Shares will permit the Stockholder to convert into 84,507,976 shares of common stock of the Acquiror (that number of shares of common stock of the Acquiror that as of the Closing Date would constitute approximately ninety-four (94%) percent of the issued and outstanding shares of common stock of the Acquiror) following the effective date of those transactions identified at Paragraph 10.2 hereafter, and represent the consideration that Acquiror is giving for the Acquiree Shares (as set forth above), and the Stockholder agrees to accept the Acquiror Shares in full, complete and final exchange for the Acquiree Shares.

         3.      DELIVERY OF SHARES AND POWERS OF ATTORNEY.

                 On or at the Closing Date, the Stockholder will deliver certificates representing the Acquiree Shares, duly endorsed or accompanied by duly executed stock powers with signatures guaranteed, so as to render Acquiror the sole holder thereof, free and clear of all liens, levies, pledges, claims, encumbrances, warrants, options, mortgages, security interests and rights of others; and on such Closing Date, the delivery of the Acquiror Shares, which will be appropriately restricted as to transfer, as set forth at Paragraph 7.14 hereof, will be made to the Stockholder as set forth herein. The Acquiree Shares to be delivered to Acquiror and the Acquiror Shares to be delivered to Stockholder shall be restricted as to transfer, as set forth at Paragraph 7.14, such shares having not been subject to registration with the United States Securities and Exchange Commission ("SEC").

         4.      REPRESENTATIONS AND WARRANTIES OF THE ACQUIREE AND THE
                 STOCKHOLDER.

                 The Acquiree and the Stockholder do hereby jointly and severally represent, warrant and covenant to the Acquiror, as an inducement for the Acquiror to enter into this Plan of Reorganization and to consummate the transactions contemplated hereby, that, as of the date hereof:

                 4.1 Organization of Acquiree and Stockholder. Each of the Acquiree and Stockholder is a corporation duly organized, validly existing and in good standing under the laws of Scotland and Delaware, respectively; is duly qualified to do business and in good standing in each other jurisdiction in which such qualification is necessary; and, has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

                 4.2 Binding Plan of Reorganization. This Plan of Reorganization constitutes the valid and binding obligations of the Stockholder and Acquiree, enforceable against each of them in accordance with its terms. The Acquiree and the Stockholder have all requisite power and authority to execute and deliver this Plan of Reorganization, and to consummate the transactions contemplated thereby. Neither the execution and delivery of this Plan of Reorganization, nor the consummation of the transactions contemplated thereby will: (a) violate any provision of the Articles of Incorporation, Charter and By-Laws of the Acquiree or the Stockholder; (b) violate, conflict with, or result in the breach or termination of, or otherwise give any other contracting party the right to terminate, or constitute a material default (by way of substitution, novation or otherwise) under the terms of any material contract, franchise, lease, license, agreement or instrument to which the Acquiree or the Stockholder are a party, all of which shall continue to remain in full force and effect in accordance with their respective terms following the consummation of the transactions contemplated thereby; (c) to Acquiree's and Stockholder's knowledge result in the creation of any lien, charge or encumbrance upon the properties, assets or other securities of the Acquiree or the Stockholder; (d) violate any judgment, order, injunction, decree or award against, binding upon, or effecting the securities, assets, properties, operations or business of the Acquiree or the Stockholder; or (e) violate any law or regulation as such law or regulation relates to the securities, assets, properties, operations or business of the Acquiree or the Stockholder, the breach of which would have a material adverse effect on the business of the Acquiree or Stockholder.

                 4.3 Authority. The execution and delivery of this Plan of Reorganization and the documents and instruments to be delivered and executed pursuant thereto, and the consummation of the transactions contemplated hereby, have been duly authorized by the Board of Directors of Acquiree and of the Stockholder and no other action or proceedings on the part of Acquiree or Stockholder is necessary to authorize the execution and delivery of such agreements or such other documents and instruments necessary or required to consummate the transactions contemplated hereby and thereby.

                 4.4      Capitalization of the Acquiree.
                 The authorized capital stock of the Acquiree consists of 100 shares of common stock, of which 100 shares of common stock are issued and outstanding on the date hereof (the "Acquiree Shares").

The Stockholder owns, in the aggregate, one hundred percent (100%) of the Acquiree Shares, free and clear of any liens, levies, pledges, claims, encumbrances, warrants, options, mortgages, security interests and rights of others. The Acquiree Shares are duly authorized, have been validly issued and fully paid and are non-assessable.

                 4.5      Business of Acquiree; Financial Statements.

                          4.5.1  Business of Acquiree.  The Acquiree has been
formed as a wholly-owned subsidiary of the Stockholder for the purpose of, among other things, engaging in the utilization and commercial application of the Proprietary Technologies and Products, including, but not limited to, engaging in those activities provided for in the License and Manufacturing Agreement.

                          4.5.2  Acquiree Newly Formed
                                        .  Acquiree is a newly formed
corporation that, with the exception of information contained within the Financial Statements or otherwise provided to Acquiror under Schedule 4.5.2, has no material assets or liabilities, debts or obligations or claims asserted against it, whether accrued, absolute, contingent or otherwise. Schedule 4.5.2 also includes a list, if applicable, and description of: (i) all pending or threatened law suits, actions and administrative, arbitration or other similar legal proceedings and investigations; and (ii) all contracts and agreements of the Acquiree.

                          4.5.3  Financial Statements of Acquiree.  The
Acquiree will prior to the Closing Date deliver to Acquiror financial statements representing the financial condition and results of operations of Acquiree for the period ended June 30, 1995 which shall be attached hereto as
Schedule 4.5.3. The financial statements set forth in Schedule 4.5.3 (in the aggregate, the "Financial Statements"), shall be accurate and complete and present fairly and accurately the financial condition, assets, liabilities and results of operations for the period therein indicated in accordance with generally accepted accounting principles, consistently applied. Throughout the periods covered by the foregoing Financial Statements there have been no changes in accounting principles or practices or their application. The Financial Statements are accurate and complete, and to the best of Stockholder's and Acquiree's knowledge and belief, have been prepared and conform in all material respects with the provisions of Item 310 of Regulation S-B ("Regulation S-B"), promulgated under the Securities Act of 1933, as amended (the "Act").

                 4.6 Securities Exchange Act of 1934 Reports; Registration Statement.

                          4.6.1  The Stockholder has heretofore delivered to
the Acquiror a true and complete copy of its Annual Report on Form 10-K for the fiscal year ended June 30, 1994, as well as most recent Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1995, (hereinafter referred to in the aggregate as the "Reports"). A true and correct copy of such Reports is attached hereto as Schedules 4.6.1(a) and 4.6.1(b). The Reports have been prepared in compliance with all applicable securities regulations, including but not limited to the Securities Exchange Act of 1934. These Reports contain all information required to be included therein, do not contain any untrue statement of a material fact and do not omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein not misleading.

                          4.6.2  The Stockholder has filed all reports required
to be filed under the Securities Exchange Act of 1934.

                          4.6.3(a)  The Stockholder has prior hereto delivered
to Acquiror a definitive Prospectus dated August 14, 1995 (the "Prospectus").

                               (b)  The Prospectus was prepared by the
Stockholder in conformity with the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder. The Prospectus contained all statements which were required to be stated therein, did not contain any untrue statement of a material fact and did not omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein not misleading.

                 4.7 Exclusive License Rights. The Acquiree has the exclusive rights, by assignment or by license, to engage in the utilization and commercial application of the Proprietary Technologies and Products in the manner and to the extent set forth within the License Agreement between Acquiree as licensee and Viragen Technology, Inc. (a wholly-owned subsidiary of Stockholder) as

"licensor" (the "License Agreement"), a true and correct copy of which is attached hereto and made a part hereof as Exhibit B.

                 4.8 Assignment of Proprietary Technologies and Products. Viragen Technology, Inc. ("VTI") acquired all of the right, title and interest in and to all of the Proprietary Technologies and Products by virtue of an assignment from the Stockholder and Vira-Tech, Inc. (a wholly-owned subsidiary of Stockholder) (the "Assignment"), a true and correct copy of which is attached hereto and made a part hereof as Exhibit "C". For this purpose, the term "Proprietary Technologies and Products" shall include any and all information, confidential or otherwise, trade secrets, proprietary material and information, fabrications, production materials or data, designs, drawings and techniques, formulations and know-how utilized in connection with the business of Stockholder, Acquiree and any affiliates thereof; any patents, registered trademarks, service marks, copyrights or applications therefor, owned, licensed or utilized by the Stockholder, Acquiree and any affiliates thereof as defined in the Assignment.

                 4.9 Proprietary Technologies and Products. To the best knowledge of Stockholder and Acquiree; (i) The development and use of the Proprietary Technologies and Products does not infringe upon or conflict with the rights of any third party; (ii) no proceeding has been instituted, threatened, nor has any claim been made, alleging an infringement or violation of the rights of any third party in connection with the ownership, licensure or utilization by the Stockholder, Acquiree or any affiliates thereof of any of the Proprietary Technologies and Products; and (iii) all such patents, trademarks, service marks, or copyrights are validly issued and enforceable in the United States and in all applicable countries in which the Acquiree intends to undertake business pursuant to the terms of the License and Manufacturing Agreement.

                 4.10     Binding Agreements.

                          4.10.1  The Assignment is a valid and binding
obligation of the parties thereto, which remains in full force and effect, enforceable in accordance with its terms. There has not occurred any default or event which, with the giving of notice or passage of time, or both, has been or will become a default under the Assignment.

                          4.10.2  The License Agreement is a valid and binding
obligation of the parties thereto, which remains in full force and effect, enforceable in accordance with its terms. There has not occurred any default or event which, with the giving of notice or passage of time, or both, has been or will become a default under the License Agreement.

                          4.10.3  The License and Manufacturing Agreement,
attached hereto and made a part here of as Exhibit A, is a valid and binding obligation of the parties thereto, which remains in full force and effect, enforceable in accordance with its terms. There has not occurred any default or event which, with the giving of notice or passage of time, or both, has been or will become a default under the License and Manufacturing Agreement.

                 4.11     Obligations; Authorization.  Except as disclosed in
Schedule 4.11, the Acquiree and the Stockholder, to their knowledge, are not:
(i) in violation of any judgment, order, injunction, award or decree which is binding on them or any of their assets, properties, operations, securities or business; or (ii) in violation of any law or regulation or any other requirement of any governmental body, court or arbitrator relating to them, or to any of their securities, assets, operations, properties or businesses which violation, by itself or in conjunction with other violations of any other law, regulation or other requirement could reasonably be expected to materially adversely affect the Acquiree, Stockholder or any of their securities, assets, operations, properties or business or result in a cost, expense, liability or other damage or loss to the Acquiree, Stockholder or any of their securities, assets, operations, properties or businesses. Except as disclosed in Schedule
4.11 attached hereto and made a part hereof, the Acquiree and the Stockholder to their knowledge have in all material respects performed all obligations required to be performed by them, are not in default or violation in any material respect and are not aware of any material default or violation that has occurred or imminent to occur under any of their respective agreements, obligations or undertakings. All licenses, permits, and other governmental authorizations that are required for the conduct of the business of the Acquiree and Stockholder as now conducted are in full force and effect. Except as disclosed in Schedule 4.11, the Acquiree and Stockholder have not taken any action, or failed to take any action, or permitted or allowed to exist any condition which, with notice or lapse of time or both, would result in the termination, cancellation, forfeiture of, or cause a default under, any such license, permit or other governmental authorization.

                 4.12 Adverse Events. Since the date hereof, there has not been any occurrence, event, or condition which has or is anticipated to have a materially adversely affect on the assets, properties, business, operations or condition (financial or otherwise) of the Acquiree or Stockholder.

                 4.13 Consents. To the knowledge of Stockholder and Acquiree, all requisite consents of third parties, including, but not limited to, governmental or other regulatory agencies, federal, state or municipal, required to be received by or on the part of the Acquiree or Stockholder for the execution and delivery of any of this Plan of Reorganization and the License and Manufacturing Agreement, as well as the performance of the obligations of the Stockholder or Acquiree hereunder or under such other agreements have been or, prior to the Closing Date, will be obtained and are, or will be in full force and effect, except as otherwise disclosed herein. The Stockholder and Acquiree have fully complied, or will, on or prior to the Closing Date, fully comply with all conditions of such consents.

                 4.14     Management Biographies.  Attached hereto as Schedule
4.15 are copies of the biographical and other information required by Item 401 of Regulation S-B for individuals, who are anticipated to serve as directors and officers of Acquiror subsequent to the Closing Date.

                 4.15 Disclosure. No representations or warranties contained within this Plan of Reorganization, and no statements contained in any of the schedules attached hereto, or any instrument, list, certificate or right delivered by any of the parties hereto to the Acquiror pursuant to this Plan of Reorganization contains or will contain any untrue statement of a material fact or will omit or fail to state any material fact necessary to make these statements herein or therein misleading.

         5. REPRESENTATIONS OF ACQUIROR. The Acquiror represents, warrants and covenants as an inducement for the Acquiree and the Stockholder to enter into this Plan of Reorganization and to consummate the transactions contemplated hereby, that, as of the date hereof:

                 5.1 Organization. The Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; is duly qualified to do business and in good standing in each other jurisdiction in which such qualification is necessary; and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

                 5.2 Binding Plan of Reorganization. This Plan of Reorganization constitutes the valid and binding obligation of the Acquiror, enforceable in accordance with its terms. The Acquiror has all requisite power and authority to execute and deliver this Plan of Reorganization and to consummate the transactions contemplated hereby. Neither the execution and delivery of this Plan of Reorganization nor the consummation of the transactions contemplated hereby will: (a) violate any provision of the Certificate of Incorporation or By-Laws of the Acquiror; (b) violate, conflict with or result in the breach or termination of, or otherwise give any other contracting party the right to terminate, or constitute a default (by way of substitution, novation or otherwise) under the terms of any contract, franchise, lease, license, agreement or instrument to which the Acquiror is a party, all of which shall continue to remain in full force and effect in accordance with their respective terms following the consummation of the transactions contemplated hereby; (c) result in the creation of any lien, charge or encumbrance upon the shares of common stock of Acquiror or the properties, assets or other securities of the Acquiror; (d) violate any judgment, order, injunction, decree or award against, binding upon, or affecting the shares of common stock of Acquiror, or upon the securities, assets, properties, operations or business of the Acquiror; or (e) violate any law or regulation as such law or regulation relates to the shares of common stock of Acquiror, or to the securities, assets, properties, operations or business of the Acquiror.

                 5.3 Authority. The execution and delivery of this Plan of Reorganization and the documents and instruments to be delivered and executed by Acquiror pursuant hereto and the consummation by the Acquiror of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Acquiror and no other corporate or other proceedings on the part of Acquiror are necessary to authorize the execution and delivery of this Plan of Reorganization or such other documents or instruments necessary or required to consummate the transactions contemplated hereby and thereby.

                 5.4 Shares to be Issued. The shares of Acquiror's newly designated Class B Convertible Preferred Stock, (as well as the Shares of Acquiror's common stock issuable upon conversion of the Class B Convertible Preferred Stock) to be issued to the Stockholder pursuant to this Plan of Reorganization will, when issued, be validly issued, fully paid, non-assessable and free and clear of all liens, levies, pledges, claims, encumbrances, warrants, options, mortgages, security interests and rights of others, except as set forth at Paragraph 7.14 hereof.

                 5.5 Capitalization of the Acquiror. The authorized capital stock of the Acquiror presently consists of 50,000,000 shares of common stock, of which 2,034,129 shares are issued and outstanding on the date hereof and 2,500,000 shares of Preferred Stock, none of which are presently outstanding. As of the Closing Date, Acquiror will have no more than approximately 5,394,129 shares of its common stock outstanding. The shares of common stock presently outstanding are duly authorized, have been validly issued and fully paid and are non-assessable. There are also presently outstanding 618,750 Class F Warrants and 2,638,000 Class B Warrants, the terms of which are described in the Acquiror's Annual Report on Form 10-KSB for the year ended June 30, 1994. Except as set forth upon Schedule 5.5, Acquiror has outstanding no additional securities including any derivative instruments (including options, warrants or debentures) that may be converted or exercised for additional securities of Acquiror. Acquiror intends to undertake a private placement of 336,000 Units prior to the Closing of this Plan of Reorganization. Each Unit shall include ten (10) shares of common stock and thirty-five (35) common stock purchase warrants, each warrant bearing an exercise price per share of $.43. The Acquiror anticipates that the Units will be priced at $2.00.

                 5.6 Securities Exchange Act of 1934 Reports; Financial Statements; Other Financial Information. The Acquiror has heretofore delivered to the Acquiree a true and complete copy of its Annual Report on Form 10-KSB for the fiscal year ended June 30, 1994. Copies of Quarterly Reports on Form 10-QSB for the quarters ended September 30, 1994, December 31, 1994 and March 31, 1995 will be delivered to the Stockholder before the Closing. (The aforementioned Annual Report and Quarterly Reports shall be referred to in the aggregate as the "Reports.") The Reports contained all statements which were required to be stated therein, did not contain any untrue statement of a material fact and did not omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein not misleading; the financial statements contained within the Reports (the "Acquiror Financial Statements"), are accurate and complete and, to the best of Acquiror's knowledge and belief, have been prepared in accordance with all applicable securities regulations including, but not limited to the Securities Exchange Act of 1934. The Acquiror Financial Statements have been prepared in accordance with generally accepted accounting principals and present fairly and accurately the financial condition, assets, liabilities, profit, loss and results of operations for the periods therein indicated in accordance with generally accepted accounting principles, consistently applied. As of the Closing Date, the Acquiror shall have filed all Reports required to be filed under the Securities Exchange Act of 1934.

                 5.7      Obligations; Authorization.  Except as disclosed in
Schedule 5.7, the Acquiror, to its knowledge, is not: (i) in violation of any judgment, order, injunction, award or decree which is binding on it or any of its assets, properties, operations, securities or business; or (ii) in violation of any law or regulation or any other requirement of any governmental body, court or arbitrator relating to it, or to any of its securities, assets, operations, properties or businesses which violation, by itself or in conjunction with other violations of any other law, regulation or other requirement could reasonably be expected to materially adversely affect the Acquiror or any of its securities, assets, operations, properties or business or result in a cost, expense, liability or other damage or loss to the Acquiror or any of its securities, assets, operations, properties or businesses. Except as disclosed in Schedule 5.7 attached hereto and made a part hereof, the Acquiror to its knowledge has in all material respects performed all obligations required to be performed by it, is not in default or violation in any material respect and is not aware of any material default or violation that has occurred or imminent to occur under any of its respective agreements, obligations or undertakings.

                 5.8 Adverse Events. Since the date hereof, there has not been any occurrence, event, or condition which has or is anticipated to have a materially adversely affect on the assets, properties, business, operations or condition (financial or otherwise) of the Acquiror.

                 5.9 Consents. To the knowledge of Acquiror, all requisite consents of third parties, including, but not limited to, governmental or other regulatory agencies, federal, state or municipal, required to be received by or on the part of the Acquiror for the execution and delivery of this Plan of Reorganization has been or, prior to the Closing Date, will be obtained and are, or will be in full force and effect. The Acquiror has fully complied, or will, on or prior to the Closing Date, fully comply with all conditions of such consents.

                 5.10 Disclosure. No representations or warranties contained within this Plan of Reorganization, and no statements contained in any of the Schedules attached hereto, or in any instrument, list, certificate or right delivered by Acquiror pursuant to this Plan of Reorganization contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements herein or therein misleading.

         6. CLOSING DATE. The Closing of the transactions contemplated by this Plan of Reorganization shall take place at the offices of Acquiree or its counsel the later of fifteen (15) business days following the date hereof, at such later date as the Conditions Precedent to the Obligations of Acquiree and Stockholder identified at Paragraph 8 hereof and the Conditions Precedent to the Obligations of Acquiror identified at Paragraph 9 hereof, however, in no event later than forty-five (45) days from the date hereof unless the parties may mutually agree. The date of Closing shall hereafter be referred to as the "Closing Date".

         7.  COVENANTS OF THE PARTIES TO THIS AGREEMENT.

                 7.1 Access to Information. At all times prior to the Closing Date or the earlier termination of this Plan of Reorganization, each of the parties hereto shall provide to the other parties (and the other parties' authorized representatives) full access during normal business hours to the premises, properties, books, records, assets, liabilities, operations, contracts, personnel, financial information and other data and information of or relating to such party, and will cooperate with the other party in conducting its due diligence investigation of such party.

                 7.2      Confidentiality.

                          (i) With respect to information concerning
Stockholder or Acquiree that is made available to Acquiror pursuant to the provisions of this Subparagraph (i), Acquiror agrees that it shall hold such information in strict confidence, shall not use such information except for the sole purpose of evaluating this Plan of Reorganization and related transactions and shall not disseminate or disclose any of such information other than to its directors, officers, employees, shareholders, affiliates, agents, lenders and representatives who need to know such information for the sole purpose of evaluating this Plan of Reorganization and the related transactions (each of whom shall be informed in writing by Acquiror of the confidential nature of such information, the prohibition under federal securities laws of trading upon any material non-public information and directed by Acquiror in writing to treat such information confidentially.) If this Plan of Reorganization is terminated, Acquiror shall immediately return all such information, all copies thereof and all information prepared by Acquiror based upon the same, upon Stockholder's request; provided, however, that one copy of all such material may be retained by Acquiror's outside legal counsel for purposes only of resolving any disputes under this Plan of Reorganization. The above limitations on use, dissemination and disclosure shall not apply to information that; (a) is learned by Acquiror from a third party entitled to disclose it;
(b) becomes known publicly other than through Acquiror or any party who received the same through Acquiror (c) is required by law or court order to be disclosed by Acquiror or; (d) is disclosed with the express prior written consent thereto of Stockholder. Acquiror shall undertake all necessary steps to ensure that the secrecy and confidentiality of such information will be maintained in accordance with the provisions of this subparagraph (i).

                          (ii)    With respect to information concerning
Acquiror that is made available to Stockholder or Acquiree pursuant to the provisions of this Subparagraph (ii), Stockholder and Acquiree jointly and severally agree that they shall hold such information in strict confidence, shall not use such information except for the sole purpose of evaluating the Plan of Reorganization and the related transactions and shall not disseminate or disclose any of such information other than to their directors, officers, employees, shareholders, affiliates, agents, lenders and representatives who need to know such information for the sole purpose of evaluating the Plan of Reorganization and the related transactions (each of whom shall be informed in writing by Stockholder or Acquiree, as appropriate, of the confidential nature of such information and directed by such party in writing to treat such information confidentially). If this Plan of Reorganization is terminated, Stockholder and Acquiree jointly and severally agree to return immediately all such information, all copies thereof and all information prepared by either of them based upon the same, upon Acquiror's request; provided, however, that one copy of all such material may be retained by Stockholder's outside legal counsel for purposes only of resolving any disputes under this Plan of Reorganization. The above limitations on use, dissemination and disclosure shall not apply to information that: (a) is learned by Stockholder or Acquiree from a third party entitled to disclose it;
(b) becomes known publicly other than through Stockholder or Acquiree or any party who received the same through either of them; (c) is required by law or court order to be disclosed by Stockholder or Acquiree; or (d) is disclosed with the express prior written consent thereto of Acquiror. Stockholder and Acquiree jointly and severally agree to undertake all necessary steps to ensure that the secrecy and confidentiality of such information will be maintained in accordance with the provisions of this subparagraph (ii).

                 7.3 Nondisclosure. Neither Stockholder, Acquiror, or Acquiree shall disclose to the public or to any third party the existence of this Plan of Reorganization or the transactions contemplated hereby or any other material non-public information concerning or relating to the other parties hereto, other than with the express prior written consent of the other party hereto, except as may be required by applicable securities laws as they pertain to public companies, law or court order or to enforce the rights of such disclosing party under this Plan of Reorganization, in which event the contents of any proposed disclosure shall be discussed with the other party before release; provided, however, that notwithstanding anything to the contrary contained in this Plan of Reorganization, any party hereto may disclose this Plan of Reorganization to any of its directors, officers, employees, shareholders, affiliates, agents and representative who need to know such information for the sole purpose of evaluating this Plan of Reorganization, to any party whose consent is required in connection with this Plan of Reorganization this Plan of Reorganization; or to any regulatory body where such disclosure is required under federal or state law.

                 7.4 Consents. Stockholder, Acquiror and Acquiree shall cooperate and use their best efforts to obtain, prior to the Closing Date, all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts as are necessary for the consummation of the transactions contemplated by this Plan of Reorganization.

                 7.5 Filings. Stockholder, Acquiror and Acquiree shall, as promptly as practicable, make any required filings and submissions, under any law, statute, order rule or regulation with respect to this Plan of Reorganization and the related transactions and shall cooperate with each other with respect to the foregoing.

                 7.6 All Reasonable Efforts. Subject to the terms and conditions of this Plan of Reorganization and to the fiduciary duties and obligations of their respective boards of directors, each of the parties to this Plan of Reorganization shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or to remove any injunctions or other impediments or delays, legal or otherwise, as soon as reasonable practicable, to consummate this Plan of Reorganization and the other transactions contemplated by this Plan of Reorganization.

                 7.7 Notification of Certain Matters. Acquiror shall give prompt notice to Stockholder and Acquiree, and Stockholder and Acquiree shall give prompt notice to Acquiror, of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would cause any of its representations or warranties in this Plan of Reorganization to be untrue or inaccurate in any material respect at or prior to the Closing Date and (ii) any material failure of Acquiror, on the one hand, or Stockholder or Acquiree, on the other hand, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Plan of Reorganization; provided, however, the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available to the party receiving such notice under this Plan of Reorganization.

                 7.8 Registration Rights. On or prior to the Closing Date, Acquiror shall have agreed to the registration provisions set forth in paragraph 10.7 hereafter, and in confirmation thereof shall agree to conduct such registration in accordance with the terms set forth in Paragraph
10.7 and the registration procedures identified in substantially the form and substance of Exhibit D, attached hereto and made a part hereof.

                 7.9 Investor Representation Letter. On or prior to the Closing Date, the Stockholder shall execute an Investor Representation Letter substantially in form and substance similar to that attached hereto and made a part hereof as Exhibit "E".

                 7.10 Delivery of Schedules. Except as otherwise noted herein, the parties hereto shall deliver all of the Schedules required herein, and copies of the documents referred to therein, to each other within five (5) business days following the execution of this Plan of Reorganization and such Schedules and documents shall be in reasonably acceptable form and substance to Stockholder and Acquiror.

                 7.11 Officer's Certificate. On or prior to the Closing Date, Acquiree and Stockholder shall deliver an officer's certificate to Acquiree to the effect that all of the representations and warranties contained in this Plan of Reorganization are true and complete in all respects as of the Closing Date, and that the Acquiree and Stockholder have complied in all material respects with the covenants and agreements set forth herein required to be complied with by the Closing; and there shall be delivered to Stockholder and Acquiree a officer's certificate provided by the Acquiror to the effect that the representations and warranties of the Acquiror set forth herein are true and correct in all material respects and that the Acquiror has complied in all material respects with the covenants and agreements set forth herein required to be complied with by the Closing.

                 7.12 Resignations. On or prior to the Closing Date, Acquiror shall take all actions necessary to secure and effect the resignation of all of the current directors and officers subject to the provisions of paragraph 10.6 hereafter.

                 7.13 Interim Operations. During the period from the date of this Plan of Reorganization and continuing until the Closing Date, Acquiror, Acquiree and Stockholder agree (except as expressly contemplated by this Plan of Reorganization, including any Exhibits and Schedules hereto, or to the extent that the other parties shall otherwise consent in writing) to carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such businesses, use all reasonable efforts to preserve intact their respective present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them. Acquiror shall conduct a private placement of Units in the manner identified at Paragraph 5.5.

                 7.14  Shares to be Issued to the Stockholder.   The Acquiror
Shares issuable to the Stockholder in exchange for the Acquiree Shares will, when issued and delivered in accordance with the terms and conditions of this Plan of Reorganization, be validly issued, fully paid and non-assessable, free and clear of all liens, levies, pledges, claims, encumbrances, warrants, options, mortgages, security interests and rights of others. The Stockholder acknowledges and agrees (a) that it has reviewed the quarterly, annual and periodic reports of the Acquiror as filed with the Securities and Exchange Commission, and that it has such knowledge and experience in financial and business matters that it is capable of utilizing the information set forth therein concerning the Acquiror to evaluate the risks of investing in the Acquiror; (b) that it has been advised that the Acquiror Shares to be issued to it by the Acquiror will not be registered under the Act, and accordingly, it may not be able to sell or otherwise dispose of Acquiror Shares when it wishes to do so; (c) that the Acquiror Shares so issued are being acquired by Stockholder for its own benefit and for investment purposes and not with a view to, or for resale in connection with a public offering or distribution thereof;
(d) that the Acquiror Shares so issued will not be resold (i) without registration thereof under the Act (unless in the opinion of counsel to the Acquiror, an exemption from such registration is available), or (ii) in violation of any law; (e) that the certificate or certificates representing the Acquiror Shares to be issued will be imprinted with a legend in form and substance as follows:

                 "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN
                      REGISTERED UNDER THE SECURITIES ACT OF 1933, AS
                      AMENDED. THESE SECURITIES MAY NOT BE SOLD,
                      TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF

                      REGISTRATION, OR THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION, UNDER THE SECURITIES ACT OF 1933, BASED ON AN OPINION LETTER OF COUNSEL FOR THE CORPORATION OR A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION."

and the Acquiror is hereby authorized to notify its transfer agent of the status of the Acquiror Shares and to take such other action including, but not limited to, the placing of a stop-transfer order on the transfer agents' books and records to insure compliance with the Act.

         8. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF ACQUIREE AND THE STOCKHOLDER. All of the obligations of the Stockholder and Acquiree under this Plan of Reorganization are subject to the fulfillment, prior to or as of the Closing Date, of each of the following conditions:

                 8.1 The representations and warranties by or on behalf of Acquiror contained in this Plan of Reorganization, or in any certificate or document delivered pursuant to the provisions hereof, shall be true in all material respects at and as of the time of Closing as though such representations and warranties were made at and as of such time.

                 8.2 Acquiror shall have performed and complied with all covenants, agreements, and conditions required by this Plan of Reorganization to be performed or complied with by it prior to or on the Closing Date.

                 8.3 The present Board of Directors of Acquiror shall have, as of the Closing Date, tendered their resignations in favor of a newly constituted Board of Directors consisting of designees of the Stockholder, inclusive of those designees provided at Paragraph 10.5 hereof. The present Board of Directors shall also have obtained the resignations of the existing officers of Acquiror effective immediately upon the Closing Date.

                 8.4 Acquiror shall upon the Closing Date have on hand assets net of liabilities consisting of cash of $800,000; and shall have an outstanding capitalization that consists of no more than approximately 5,394,129 Shares of its common stock and those common stock purchase warrants described within Paragraph 5.5;

                 8.5 Acquiror shall execute and deliver any and all agreements, documents or instruments of any kind whatsoever necessary to effectuate this Plan of Reorganization and the transactions referred to herein, contemplated hereby or requested by Acquiree, which shall be in form and substance satisfactory to Acquiree and Stockholder.

                 8.6 There shall be delivered to Acquiree a Certificate of the Acquiror's President and Secretary to the effect that all of the representations and warranties set forth within Section 5 of this Plan of Reorganization are true and complete in all respects as of the Closing Date, and that the Acquiror has complied in all material respects with the covenants and agreements set forth in this Plan of Reorganization.

                 8.7 Acquiror shall have delivered all of the Schedules referred to herein, and copies of the documents referred to therein, to Stockholder and such schedules and documents shall have been reasonably acceptable to Stockholder.

                 8.8 Stockholder shall have completed prior to the Closing Date, to its satisfaction, a due diligence review of the financial condition, properties, assets, liabilities, business or prospects of the Acquiror, including but not limited to the indemnification being provided to Acquiror by one of Acquiror's former principal stockholders relating to potential or pending liabilities, claims or litigation of Acquiror's former subsidiaries.

                 8.9 Acquiror shall have as of the Closing Date filed all Reports required to be filed with the SEC under the Securities Exchange Act of 1934 so that Acquiror shall be current in its filing obligations under the Securities Exchange Act of 1934.

         9. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF ACQUIROR. All obligations of Acquiror under this Plan of Reorganization are subject to the fulfillment, prior to or at the Closing on the Closing Date, of each of the following conditions:

                 9.1  The representations and warranties contained within
Section 4 of this Plan of Reorganization, or in any certificate or document delivered to Acquiror pursuant to the provisions hereof, shall be true at and as of the time of the Closing Date as though such representations and warranties were made at and as of such time.

                 9.2 Acquiree and Stockholder shall have performed and complied with all covenants, agreements, and conditions required by this Plan of Reorganization to be performed or complied with by them prior to or at the Closing Date; including the delivery of the stock of Acquiree being exchanged hereunder.

                 9.3 Stockholder and Acquiree shall have delivered all of the Schedules referred to herein, and copies of the documents referred to therein, to Acquiror, and such Schedules and documents shall have been reasonably acceptable to Acquiror.

                 9.4 There shall be delivered to Acquiror a Certificate of the Acquiree and Stockholder's President and Secretary to the effect that all of the representations and warranties set forth within Section 4 of this Plan of Reorganization are true and complete in all respects as of the Closing Date, and that the Acquiree and Stockholder have complied in all material respects with the covenants and agreements set forth in this Plan of Reorganization.

                 9.5 Acquiror shall have completed prior to the Closing Date, to its satisfaction, a due diligence review of the contracts, agreements, licenses, financial condition, results of operations, properties, assets, liabilities, business or prospects of the Acquiree.

                 9.6 The execution of those Registration Procedures substantially in form and substance similar to that attached hereto and made a part hereof as Exhibit "D".

                 9.7 Stockholder shall deliver to Acquiror an Investor Representation Letter in form and substance set forth in Schedule F, attached hereto and made a part hereof, agreeing that the Acquiror Shares are being acquired for investment purposes.

                 9.8 Acquiree and Stockholder shall execute and deliver any and all agreements, documents or instruments of any kind whatsoever necessary to effectuate this Plan of Reorganization and the transactions referred to herein, contemplated hereby or requested by Acquiror, which shall be in form and substance satisfactory to Acquiror.

         10.  CONDITIONS SUBSEQUENT TO CLOSING.

                 Subsequent to the Closing Date, Acquiror and/or Acquiree, as appropriate, will take the following actions or consent thereto to the effectuation of the following transactions:

                 10.1 Acquiror will, as promptly as possible, prepare and file with the Securities and Exchange Commission a Current Report on Form 8-K for the purpose of disclosing the effectuation of the transactions within this Plan of Reorganization.

                 10.2 Acquiror will take whatever actions are necessary to amend its Certificate of Incorporation in order to: (i) change its name to "Viragen (Europe), Ltd."; (ii) effectuate a fourteen for one reverse split of its outstanding shares of common stock; and (iii) increase to 50,000,000 the number of shares of common stock authorized.

                 10.3 Acquiror will use its best efforts to undertake the sale of additional securities and whatever other actions are necessary to increase its total assets and capital and surplus (in the manner provided at Paragraph
10.4 hereafter) and to make application for and resume the listing of its outstanding common stock on The NASDAQ Stock MarketTM Small-Cap Index.

                 10.4(i) Within thirty (30) days following the completion of those matters set forth at Paragraph 10.2 above, Acquiror shall have successfully completed the sale of Common Stock which yields net proceeds to the Acquiror of no less than $1,200,000. The obligation to secure such net proceeds shall be unconditionally guaranteed by the Stockholder who shall have an additional period of fifteen (15) days in order to either: (i) arrange for and secure proceeds from third party investors to the extent such investors contribute net proceeds of $1,200,000 to Acquiror; or (ii) provide an infusion of equity capital to Acquiror of a net amount of $1,200,000.

                 10.5. The Stockholder acknowledges that the Acquiror presently owns securities of The Eastwind Group, Inc. (Eastwind) and that Eastwind has filed a Registration Statement with the SEC relating to the distribution of such securities by the Acquiror to its stockholders. In recognition of this pending distribution, the Stockholder agrees to the following: (i) to effectuate the distribution of the Eastwind Securities to the Stockholders of Acquiror upon being advised by counsel to Eastwind as to the effectiveness of the Registration Statement; (ii) to waive all right, title and interest in and to the distribution of the securities of Eastwind at such time of distribution, and (iii) to secure similar waivers from any other individuals or entities that become stockholders of Acquiror following the Closing Date in conjunction with the sale of securities identified at Paragraph 10.4 herein.

                 10.6 For a period of two (2) years from the Closing Date, the Stockholder will vote its Acquiror Shares for the election of a single designee of the individuals who presently are members of Acquiror's Board of Directors as of the date hereof (the "Designee"), to the Board of Directors of Acquiror following the Closing Date.

                 10.7 The Acquiror shall within sixty (60) days following the Closing Date, prepare and file, at its sole cost and expense, a Registration Statement with the SEC, the purpose of which is to register the resale of any shares of common stock (or common stock which may be acquired upon the exercise or conversion of common stock purchase warrants, convertible preferred stock or any other derivative securities) (in the aggregate, the "Restricted Stock") issued by the Acquiror from November 1993 until the Closing Date in private placement transactions that have not previously been subject to registration with the SEC and which otherwise are not available for public sale pursuant to Rule 144, promulgated under the Securities Act of 1933, as amended. The Acquiror shall use its best efforts to facilitate and secure effectiveness of such Registration Statement, as promptly as is practicable. With the exception of the registration rights granted to Rozel International Holdings Limited, the Acquiror shall not, without the written consent of those individuals serving as members of its Board of Directors as of the date hereof, register with the SEC, the public sale or resale of any further securities other than the Restricted Stock until at least ninety (90) days after the effectiveness of the Registration Statement referred to above. The Registration Statement to be filed by the Acquiror pursuant to the terms of this Paragraph 10.7, shall adhere to and follow those registration procedures established and set forth upon Exhibit "D", attached hereto and made a part hereof.

                 10.8 Acquiror shall not make distributions or payments to Stockholder, or any affiliates thereof, except in accordance with Paragraphs
10.8.1 below.

                          10.8.1  The first $2,000,000 of net equity capital
secured by Acquiree or Acquiror (including those funds available upon the Closing Date) shall be made available and reserved exclusively for the purposes of establishing, administering and maintaining the working capital necessary to fund the operations of the Acquiree's project with the SNBTS under the License and Manufacturing Agreement. These funds shall be set aside for these purposes and shall not be utilized as a source from which any payments to Stockholder are to be made. Net equity capital secured by Acquiree or Acquiror in excess of $2,000,000 may be utilized for corporate purposes.

                 10.9 The relative interests as of the Closing Date of the historic Acquiror stockholders (the Historic Acquiror Stockholders) in the common stock of the Acquiror as an aggregate percentage of six (6%) percent shall be preserved and protected against dilution in accordance with the following provisions. The Historic Acquiror Stockholders shall retain an aggregate six (6%) percent interest (the "Protected Interest") in the outstanding common stock of the Acquiror following the Closing Date and shall be preserved and protected against further dilution or reduction of their aggregate six (6%) percent ownership until after that period in which Acquiror has secured net equity capital of $4,000,000 (the "Restricted Period") following the Closing Date (including for this purpose, any net equity funding that was available upon the Closing Date). To the extent that during the Restricted Period the Company issues any "Securities" (as hereafter defined), it shall in conjunction therewith immediately issue to the Historic Acquiror Stockholders that number of shares of common stock that shall be equal to the product of the Protected Interest and the aggregate number of Securities issued. For this purpose, the term "Securities" shall include shares of common stock issued, as well as that number of shares of common stock that may be issued upon the exercise of warrants or options or upon the conversion of convertible preferred stock, convertible debt instruments or any other derivative-based securities.

                 10.10 The parties hereto will use their best efforts to comply with all legal requirements imposed upon them with respect to the transactions contemplated by this Plan of Reorganization.

Each party agrees to execute and deliver any and all further agreements, documents or instruments necessary to effectuate this Plan of Reorganization and the transactions referred to herein, contemplated hereby or reasonably requested by the other party. Each party hereto will use its best efforts to effectuate this Plan of Reorganization and to complete the transactions contemplated by this Plan of Reorganization as promptly as practicable and will promptly notify the other part of any information, that would prevent or materially affect the consummation of the transactions contemplated by this Plan of Reorganization, or would indicate or constitute a breach of the terms, conditions, representations, warranties or agreement of any of the parties to this Plan of Reorganization.

         11.  REMEDIES.

                 11.1 In the event that any party to this Plan of Reorganization has breached any of the terms, conditions or covenants of this Plan of Reorganization, the consequence of which is that a Closing hereunder does not occur, the other party shall have the option to pursue either of the following remedies:

                          (i)  To immediately recover liquidated damages from
the breaching party to the extent of the costs and expenses incurred by the non-breaching party during the course of negotiation, preparation and due diligence review relating to the transactions contemplated by this Plan of Reorganization, including accounting and legal fees related thereto; or

                          (ii)  To seek injunctive or other equitable relief
seeking to enforce any covenant or agreement made by the breaching party, which action shall, if successful, require the payment of costs and reasonable counsel fees by the breaching party.

                 11.2 In the event that any party to this Plan of Reorganization breaches any of the terms, conditions or covenants of this Plan of Reorganization following the Closing, the breaching party shall: (i) indemnify and hold harmless the non-breaching party from and against any and all demands, claims, actions or causes or action, judgments, assessments, losses, liabilities, damages or penalties and reasonable attorneys' fees and related disbursements incurred by the non-breaching party which arise out of, or result from, a misrepresentation, breach of warranty, or breach of any covenant contained in this Plan of Reorganization or in the Schedules annexed hereto, or in any exhibit, closing certificate, Schedule or any ancillary certificates or other documents or instruments furnished in connection with the transactions contemplated hereby; or; (ii) at its option, the non-breaching party may seek injunction or other equitable relief seeking to enforce any covenant or agreement made by the breaching party, which action shall, if successful, requires the payment of costs and reasonable counsel fees by the breaching party.

         12.  NATURE AND SURVIVAL OF REPRESENTATIONS.

                 All representations, warranties and covenants made by any party to this Plan of Reorganization shall survive the Closing hereunder and the consummation of the transactions contemplated hereby for six (6) months from the Closing Date. All of the parties hereto are executing and carrying out the provisions of this Plan of Reorganization in reliance solely on the representations, warranties and covenants and agreements contained in this Plan of Reorganization or at the Closing of the transactions herein provided for and not upon any investigation upon which it might have made or any representation, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

         13.  DOCUMENTS AT CLOSING.

                 At the Closing, the following transactions shall occur, all of such transactions being deemed to occur simultaneously:

                 13.1  Stockholder and Acquiree will deliver, or cause to be delivered, to Acquiror the following:

                          (a)  stock certificates for the Acquiree Shares being
tendered hereunder, duly endorsed in blank, or accompanied by duly executed stock powers;

                          (b)  a certificate executed by the President and
Secretary of Acquiree and Stockholder to the effect that all of the representations and warranties made in this Plan of Reorganization are true and correct as of the Closing Date, the same as though originally given to Acquiror on said date;

                          (c)  a certificate from the appropriate authority in
Scotland and from the Secretary of State of the State of Delaware dated at or about the Closing Date to the effect that Acquiree and Stockholder are in corporate good standing under the laws of said jurisdictions;

                          (d)  a certificate from the appropriate officer of
the SNBTS establishing that the License and Manufacturing Agreement remains in full force and that no breaches or events of default have occurred thereunder;

                          (e)  The Investment Representation Letter executed
by the Stockholder;

                          (f)  Acknowledgement of the Registration
Procedures; and
                          (g)  Certified copies of resolutions by the Board of
Directors of Acquiree and Stockholder authorizing the consummation of the transactions set forth herein.

                 13.2 Acquiror will deliver or cause the following documents to be delivered to the Stockholder and Acquiree;

                          (a)  stock certificates representing Acquiror Shares
to be issued as a part of this Plan of Reorganization;

                          (b)  a certificate of the President and Secretary of
Acquiror to the effect that all representations and warranties of Acquiror made under this Plan of Reorganization are reaffirmed on the Closing Date, the same as though originally given to the Stockholder on said date;

                          (c)  copies of resolutions by Acquiror's Board of
Directors authorizing this transaction;

                          (d)  a certificate from the Secretary of State of
Delaware dated at or about the date of Closing that Acquiror is in good standing under the laws of said State;

                          (e)  such other instruments and documents as are
required to be delivered pursuant to the provisions of this Plan of Reorganization.

         14.  TERMINATION.

                 14.1 This Plan of Reorganization may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date;

                          (a)  by mutual consent of all of the parties hereto;

                          (b)  by any of the parties hereto;

                                  (i)  if the Plan of Reorganization shall not
have occurred by the Closing Date unless such date is extended by the mutual written agreement of all of the parties hereto, and in such event, only until the Closing Date has been so extended; provided, however, that the right to terminate this Plan of Reorganization under this Section shall not be available to any party whose failure to fulfill any obligation under this Plan of Reorganization has been the cause of, or resulted in, the failure of the Closing Date to occur on or before that date; or

                                  (ii)  if any court of competent jurisdiction,
or any governmental body, regulatory or administrative agency or commission having appropriate jurisdiction shall have issued an order, decree or filing or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Plan of Reorganization, and such order, decree, ruling or other action shall have become final and nonappealable.

                          (c)  Any of the parties hereto upon a breach of this
Plan of Reorganization by either of the other parties, which breach continues for ten (10) days after written notice thereof is given to all parties, in each case with reservation of rights against the breaching party or parties for indemnification for resulting damages as provided elsewhere herein.

         15.  MISCELLANEOUS.

                 15.1 Notices. All notices given hereunder shall be in writing and shall be effective if personally delivered or if sent by registered or certified mail, postage prepaid, addressed to the appropriate party at the following address:

                          If to Acquiror:
                          SECTOR ASSOCIATES, LTD.
                          401 City Avenue, Ste 725
                          Bala Cynwyd, PA  19004

                          With copies to:

                          Stephen M. Cohen, Esquire
                          Clark, Ladner, Fortenbaugh & Young
                          One Commerce Square
                          2005 Market Street, 22nd Floor
                          Philadelphia, PA  19103

                          If to Acquiree:

                          Viragen (Scotland) Limited
                          6/7 Blythswood Square
                          Glasgow, Scotland G24AD

                          With a copies to:

                          Dorman Jeffrey & Co., Solicitors
                          Attn:  David Gibson, Esq.
                          6/7 Blythswood Square
                          Glasgow, Scotland G24AD

                          If to the Stockholder:

                          Viragen, Inc.
                          2343 West 76th Street
                          Hialeah, Florida  33016

                          With copies to:

                          Jim Schneider, Esquire
                          Atlas, Pearlman, Trop & Borkson, P.A.
                          New River Center
                          200 East Las Olas Boulevard
                          Suite 1900
                          Fort Lauderdale, Florida  33301

                 Any party hereto may change the address to which any notice hereunder is to be sent to it by giving notice of such change of address as provided in this Paragraph 15.1.

                 15.2 Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder will not constitute a waiver, however, may be waived in writing by the party to whom such compliance is owed.

                 15.3 Brokers. Other than as set forth upon Schedule 15.3, attached hereto and made a part hereof, neither party has employed any brokers or finders with regard to this Plan of Reorganization unless otherwise described in writing to all parties hereto.

                 15.4 Expenses. The parties hereto shall each pay their respective expenses and costs incurred or to be incurred by them in negotiating and preparing this Plan of Reorganization and in closing and carrying out the transactions contemplated by this Plan of Reorganization, including, without limitation, all of their attorney's fees and accounting fees.

                 15.5 Headings. The section and subsection headings in this Plan of Reorganization are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Plan of Reorganization.

                 15.6 Counterparts. This Plan of Reorganization may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                 15.7 Facsimile Signature. This Plan of Reorganization may be executed and accepted by facsimile signature and such signature shall be of the same force and effect as an original signature.

                 15.8 Governing Law. This Plan of Reorganization shall be governed by the laws of the State of Florida.

                 15.9 Binding Effect and Assigns. This Plan of Reorganization shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns. Neither party hereto shall assign its respective rights nor delegate its respective obligations hereunder to any other party without the prior written consent of all other parties hereto.

                 15.10 Entire Agreement. This Plan of Reorganization represents the entire agreement of the parties hereto with respect to the transactions contemplated hereby, and shall not be amended or terminated except by written instrument duly executed by all of the parties hereto. Any and all previous agreements, correspondence, letters of intent or understandings between the parties regarding the subject matter hereof are superseded in their entirety by this Plan of Reorganization.

                 15.11 Severability. If any part of this Plan of Reorganization is deemed to be unenforceable the balance of the Plan of Reorganization shall remain in full force and effect.

                 15.12  Arbitration.

                          (i)  If a dispute,controversy or claim arises between
any of the parties to this Plan of Reorganization including without limitation any dispute, controversy or claim that arises out of or relates to this Plan of Reorganization or any other agreement or instrument between the parties, or the breach, termination or invalidity of the Plan of Reorganization or any such other agreement or instrument, and if said dispute cannot be settled through direct discussions, the parties agree to first endeavor to settle the dispute in an amicable manner by mediation administered by the American Arbitration Association under its Commercial Mediation Rules, before resorting to arbitration; provided, that nothing contained herein shall preclude any party from commencing arbitration if said mediation is not completed within 30 days of such party requesting or agreeing to mediation. Thereafter, any unresolved dispute, controversy or claim arising between the parties, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules (the "Rules"), and judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Any mediation or arbitration hereunder shall be pursuant to the applicable rules of the American Arbitration Association as set out above except to the extent expressly provided otherwise in this Plan of Reorganization.

                          (ii)  The parties hereto expressly agree that any
court with jurisdiction may order the consolidation of any arbitrable dispute,controversy or claim under this Plan of Reorganization with any related arbitrable dispute, controversy or claim not arising under this Plan of Reorganization, as the court may deem necessary in the interests of justice or efficiency or on such other grounds as the court may deem appropriate.

                          (iii)  The site of the mediation and, if necessary,
the arbitration shall be in Miami, Florida and shall take place in the officers of the American Arbitration Association or such other place as the parties may agree.

                          (iv)  The parties agree that the Federal and state
courts located in the State of Florida shall have exclusive jurisdiction over an action brought to enforce the rights and obligations created in or arising from this Plan of Reorganization to arbitrate, and each of the parties hereto irrevocably submits to the jurisdiction of said courts. Notwithstanding the above, application may be made by a party to any court of competent jurisdiction wherever situated for enforcement of any judgment and the entry of whatever orders are necessary for such enforcement.

                          (v)  Process in any action arising out of or relating
to this Plan of Reorganization may be served on any party to the Plan of Reorganization anywhere in the world by delivery in person against receipt or by registered or certified mail, return receipt requested.

                          (vi)  No party nor the arbitrators may disclose the
existence, content, or results of any arbitration hereunder without the prior written consent of both parties.

                          (vii)  The parties agree that all questions
concerning the arbitrator's jurisdiction shall be decided by the arbitrator.

                          (viii)  All fees and expenses of the arbitration
(exclusive of filing fees for claims and counterclaims) shall be borne by the parties equally. Each party shall bear the expense of its own counsel, experts, witnesses, and presentation of proofs.

                          (ix)  This agreement to arbitrate is intended to be
binding upon the signatories hereto, their principals, successors, assigns, subsidiaries or affiliates.

                          (x)  The arbitrator shall determine the rights and
obligations of the parties according to the substantive laws of the State of Florida (excluding conflicts of laws principles).

                          (xi)  The arbitrator shall hear and determine any
preliminary issue of law asserted by a party to be dispositive of any claim, in whole or part, in the manner of a court hearing a motion to dismiss for failure to state a claim or for summary judgment, pursuant to such terms and procedures as the arbitrator deems appropriate.

                          (xii)  It is the intent of the parties that, barring
extraordinary circumstances, any arbitration shall be concluded within three months of the date the statement of claim is received by the arbitrator.
Unless the parties otherwise agree, once commenced, hearings shall be held five days a week, four weeks a month, with each hearing day to begin at 9:00 A.M. and to conclude at 5:00 P.M. These time limits can be extended or altered by an agreement by the parties or by a determination by the arbitrator that such extension or alteration is in the interests of justice. The arbitrator shall use his or her best efforts to issue the final award or awards within a period of thirty days after closure of the proceedings. Failure to do so shall not be a basis for challenging the award.

                          (xiii)  The procedures to be followed in any
arbitration hereunder shall be as prescribed herein and in such directives that shall be issued by the arbitrator following consultation with the parties. Unless otherwise agreed by the parties, the procedures shall provide for the submission of briefs by the parties the introduction of documents and the oral testimony of witnesses, cross-examination of witnesses, oral arguments, the closure of the proceedings and such other matters as the arbitrator may deem appropriate. Further, the arbitrator shall regulate all matters relating to the conduct of the arbitration not otherwise provided for in this Plan of Reorganization or in the Rules.

                          (xiv)  In the event a party, having been given notice
and opportunity, shall fail or shall refuse to appear or participate in an arbitration hereunder or in any stage thereof, the proceedings shall nevertheless be conducted to conclusion and final award. Any award rendered under such circumstances shall be as valid and enforceable as if both parties had appeared and participated fully at all stages.

                          (xv)  The parties agree that discovery shall be
limited and shall be handled expeditiously. Discovery procedures available in litigation before the courts shall not apply in an arbitration conducted pursuant to this Plan of Reorganization. However, each party shall produce relevant and non-privileged documents or copies thereof requested by the other parties within the time limits set and to the extent required by order of the arbitrator. All disputes regarding discovery shall be promptly resolved by the arbitrator.

                          (xvi)  It is the intent of the parties that the
testimony of witnesses be subject to cross- examination. It is agreed that the direct testimony of a witness may be submitted by sworn affidavit, provided that such affiant be subject to cross-examination.

                          (xvii)  Strict rules of evidence shall not apply in
an arbitration conducted pursuant to this Plan of Reorganization. The parties may offer such evidence as they desire and the arbitrator shall accept such evidence as the arbitrator deems relevant to the issues and accord it such weight as the arbitrator deems appropriate.

                          (xviii)  No witness or party may be required to
waive any privilege recognized by law.

         IN WITNESS WHEREOF, the parties have executed this Plan of Reorganization the day and year first above written.


ATTEST:                                    SECTOR ASSOCIATES, LTD.

                                           BY:/s/Andrew Panzo
--------------------------                    --------------------------


ATTEST:                                    VIRAGEN (SCOTLAND) LTD.

/S/Patricia Zambrano                       BY:/s/Gerald Smith
--------------------------                   ---------------------------


ATTEST:                                    VIRAGEN, INC.

/S/Patricia Zambrano                       BY:/s/Dennis W. Healey
--------------------------                    ---------------------------
                                                 Executive Vice President